Exhibit (17)(c)

Schedule of investments

April 30, 2012

Legg Mason Capital Management All Cap Fund

Security	Shares	Value
Common Stocks — 99.1%
Consumer Discretionary — 14.1%
Hotels, Restaurants & Leisure — 2.8%
Bwin.Party Digital Entertainment PLC	2,405,000	$6,010,734
Yum! Brands Inc.	94,000	6,836,620

Total Hotels, Restaurants & Leisure		12,847,354

Household Durables — 1.4%
Stanley Black & Decker Inc.	89,000	6,511,240

Media — 5.7%
Time Warner Cable Inc.	59,700	4,802,865
Time Warner Inc.	308,000	11,537,680
Viacom Inc., Class B Shares	207,000	9,602,730

Total Media		25,943,275

Specialty Retail — 4.2%
American Eagle Outfitters Inc.	223,000	4,016,230
Best Buy Co. Inc.	130,600	2,882,342
Chico’s FAS Inc.	276,000	4,239,360
Guess? Inc.	120,000	3,513,600
Staples Inc.	301,000	4,635,400

Total Specialty Retail		19,286,932

Total Consumer Discretionary		64,588,801

Consumer Staples — 6.8%
Beverages — 1.8%
PepsiCo Inc.	128,500	8,481,000

Food & Staples Retailing — 3.8%
CVS Caremark Corp.	217,000	9,682,540
Wal-Mart Stores Inc.	128,000	7,540,480

Total Food & Staples Retailing		17,223,020

Household Products — 1.2%
Procter & Gamble Co.	84,000	5,345,760

Total Consumer Staples		31,049,780

Energy — 9.2%
Energy Equipment & Services — 3.6%
Baker Hughes Inc.	145,000	6,395,950
National-Oilwell Varco Inc.	69,000	5,227,440
Transocean Ltd.	98,000	4,938,220

Total Energy Equipment & Services		16,561,610

Oil, Gas & Consumable Fuels — 5.6%
Apache Corp.	34,800	3,338,712

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Schedule of investments (cont’d)

April 30, 2012

Legg Mason Capital Management All Cap Fund

Security	Shares	Value
Oil, Gas & Consumable Fuels — continued
ConocoPhillips	102,500	$7,342,075
Devon Energy Corp.	60,000	4,191,000
Exxon Mobil Corp.	87,801	7,580,738
Noble Energy Inc.	32,000	3,178,240

Total Oil, Gas & Consumable Fuels		25,630,765

Total Energy		42,192,375

Financials — 13.1%
Capital Markets — 6.4%
Blackstone Group LP	293,236	3,976,280
E*TRADE Financial Corp.	300,000	3,189,000	*
Fortress Investment Group LLC, Class A Shares	835,000	2,989,300
Morgan Stanley	185,000	3,196,800
State Street Corp.	123,200	5,694,304
TD Ameritrade Holding Corp.	539,500	10,137,205

Total Capital Markets		29,182,889

Commercial Banks — 2.0%
Huntington Bancshares Inc.	805,000	5,385,450
PNC Financial Services Group Inc.	60,000	3,979,200

Total Commercial Banks		9,364,650

Diversified Financial Services — 1.3%
JPMorgan Chase & Co.	144,000	6,189,120

Insurance — 3.4%
Allstate Corp.	70,500	2,349,765
Assured Guaranty Ltd.	489,000	6,934,020
MetLife Inc.	162,900	5,869,287
Syncora Holdings Ltd.	1,550,000	286,750	*

Total Insurance		15,439,822

Total Financials		60,176,481

Health Care — 12.7%
Biotechnology — 1.3%
Celgene Corp.	80,000	5,833,600	*

Health Care Equipment & Supplies — 2.2%
Gen-Probe Inc.	54,500	4,444,475	*
Medtronic Inc.	146,100	5,581,020

Total Health Care Equipment & Supplies		10,025,495

Health Care Providers & Services — 4.5%
McKesson Corp.	67,000	6,124,470
UnitedHealth Group Inc.	168,000	9,433,200

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Schedule of investments (cont’d)

April 30, 2012

Legg Mason Capital Management All Cap Fund

Security	Shares	Value
Health Care Providers & Services — continued
WellPoint Inc.	78,500	$5,323,870

Total Health Care Providers & Services		20,881,540

Pharmaceuticals — 4.7%
Abbott Laboratories	96,000	5,957,760
Flamel Technologies SA, ADR	502,200	2,701,836	*
Merck & Co. Inc.	251,300	9,861,012
Nektar Therapeutics	381,400	2,906,268	*

Total Pharmaceuticals		21,426,876

Total Health Care		58,167,511

Industrials — 15.0%
Aerospace & Defense — 1.0%
Northrop Grumman Corp.	48,800	3,088,064
Raytheon Co.	30,219	1,636,057

Total Aerospace & Defense		4,724,121

Air Freight & Logistics — 1.4%
United Parcel Service Inc., Class B Shares	78,600	6,141,804

Airlines — 2.5%
Delta Air Lines Inc.	548,000	6,006,080	*
United Continental Holdings Inc.	253,000	5,545,760	*

Total Airlines		11,551,840

Commercial Services & Supplies — 1.9%
Republic Services Inc.	193,520	5,296,642
TMS International Corp., Class A Shares	275,300	3,325,624	*

Total Commercial Services & Supplies		8,622,266

Electrical Equipment — 1.3%
Emerson Electric Co.	108,000	5,674,320

Industrial Conglomerates — 3.8%
3M Co.	111,000	9,918,960
United Technologies Corp.	93,300	7,617,012

Total Industrial Conglomerates		17,535,972

Professional Services — 1.2%
FTI Consulting Inc.	153,400	5,574,556	*

Road & Rail — 1.9%
Hertz Global Holdings Inc.	325,000	5,008,250	*
Old Dominion Freight Line Inc.	85,085	3,783,730	*

Total Road & Rail		8,791,980

Total Industrials		68,616,859

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Schedule of investments (cont’d)

April 30, 2012

Legg Mason Capital Management All Cap Fund

Security	Shares	Value
Information Technology — 23.7%
Communications Equipment — 1.6%
Cisco Systems Inc.	368,900	$7,433,335

Computers & Peripherals — 3.9%
EMC Corp.	640,000	18,054,400	*

Electronic Equipment, Instruments & Components — 2.2%
Avnet Inc.	127,000	4,582,160	*
Jabil Circuit Inc.	238,000	5,581,100

Total Electronic Equipment, Instruments & Components		10,163,260

Internet Software & Services — 1.4%
eBay Inc.	154,000	6,321,700	*

IT Services — 6.2%
Cognizant Technology Solutions Corp., Class A Shares	66,000	4,839,120	*
International Business Machines Corp.	65,000	13,460,200
Lender Processing Services Inc.	183,000	4,858,650
MasterCard Inc., Class A Shares	11,400	5,155,878

Total IT Services		28,313,848

Semiconductors & Semiconductor Equipment — 3.3%
Marvell Technology Group Ltd.	225,000	3,377,250	*
Micron Technology Inc.	890,000	5,865,100	*
Texas Instruments Inc.	180,000	5,749,200

Total Semiconductors & Semiconductor Equipment		14,991,550

Software — 5.1%
Adobe Systems Inc.	133,000	4,463,480	*
MICROS Systems Inc.	90,500	5,143,115	*
Nuance Communications Inc.	219,000	5,352,360	*
Red Hat Inc.	140,000	8,345,400	*

Total Software		23,304,355

Total Information Technology		108,582,448

Materials — 2.7%
Chemicals — 2.7%
Air Products & Chemicals Inc.	44,000	3,761,560
Eastman Chemical Co.	84,000	4,533,480
LyondellBasell Industries NV, Class A Shares	100,000	4,178,000

Total Materials		12,473,040

Telecommunication Services — 1.0%
Diversified Telecommunication Services — 1.0%
AT&T Inc.	137,300	4,518,543

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Schedule of investments (cont’d)

April 30, 2012

Legg Mason Capital Management All Cap Fund

Security			Shares	Value
Utilities — 0.8%
Independent Power Producers & Energy Traders — 0.8%
AES Corp.			311,800	$3,903,736	*

Total Investments before Short-Term Investments (Cost — $383,393,964)				454,269,574

	Rate	Maturity Date	Face Amount
Short-Term Investments — 1.6%
Repurchase Agreements — 1.6%
Interest in $282,845,000 joint tri-party repurchase agreement dated 4/30/12 with Deutsche Bank Securities Inc.; Proceeds at maturity — $7,313,041; (Fully collateralized by various U.S. government agency obligations, 1.000% to 3.750% due 6/20/12 to 3/21/16; Market value — $7,459,281) (Cost — $7,313,000)	0.200%	5/1/12	$7,313,000	7,313,000

Total Investments — 100.7% (Cost — $390,706,964#)				461,582,574

Liabilities in Excess of Other Assets — (0.7)%				(3,259,074)

Total Net Assets — 100.0%				$458,323,500

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $392,733,094.

Abbreviation used in this schedule:

ADR	— American Depositary Receipts

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Statement of assets and liabilities

April 30, 2012

Assets:
Investments, at value (Cost — $390,706,964)	$461,582,574
Cash	854
Receivable for Fund shares sold	1,007,810
Receivable for securities sold	720,209
Dividends and interest receivable	406,953
Prepaid expenses	46,095

Total Assets	463,764,495

Liabilities:
Payable for securities purchased	3,363,865
Payable for Fund shares repurchased	1,207,098
Investment management fee payable	264,782
Service and/or distribution fees payable	109,976
Trustees’ fees payable	3,316
Accrued expenses	491,958

Total Liabilities	5,440,995

Total Net Assets	$458,323,500

Net Assets:
Par value (Note 7)	$543
Paid-in capital in excess of par value	812,563,771
Undistributed net investment income	71,519
Accumulated net realized loss on investments and foreign currency transactions	(425,189,427)
Net unrealized appreciation on investments and foreign currencies	70,877,094

Total Net Assets	$458,323,500

Shares Outstanding:
Class 1	20,484,159
Class A	23,197,045
Class B	3,362,488
Class C	7,051,516
Class I	177,515
Net Asset Value:
Class 1 (and redemption price)	$8.59
Class A (and redemption price)	$8.54
Class B*	$7.85
Class C*	$7.99
Class I (and redemption price)	$8.62
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$9.06

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Statement of operations

For the Year Ended April 30, 2012

Investment Income:
Dividends	$7,812,484
Interest	4,963
Less: Foreign taxes withheld	(75,000)

Total Investment Income	7,742,447

Expenses:
Investment management fee (Note 2)	3,176,913
Transfer agent fees (Note 5)	1,585,926
Service and/or distribution fees (Notes 2 and 5)	1,359,202
Registration fees	55,908
Legal fees	51,441
Fund accounting fees	45,002
Trustees’ fees	38,825
Audit and tax	33,300
Shareholder reports	20,567
Insurance	11,005
Custody fees	6,109
Miscellaneous expenses	6,952

Total Expenses	6,391,150

Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(244)

Net Expenses	6,390,906

Net Investment Income	1,351,541

Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain (Loss) From:
Investment transactions	31,806,352
Foreign currency transactions	(2,110)

Net Realized Gain	31,804,242

Change in Net Unrealized Appreciation (Depreciation) From:
Investments	(40,365,776)
Foreign currencies	(2,147)

Change in Net Unrealized Appreciation (Depreciation)	(40,367,923)

Net Loss on Investments and Foreign Currency Transactions	(8,563,681)

Decrease in Net Assets From Operations	$(7,212,140)

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Statements of changes in net assets

April 30, 2012

For the Year Ended April 30,	2012	2011
Operations:
Net investment income (loss)	$1,351,541	$(1,445,263)
Net realized gain	31,804,242	46,585,967
Change in net unrealized appreciation (depreciation)	(40,367,923)	41,193,673
Proceeds from settlement of a regulatory matter	—	1,853,816 †

Increase (Decrease) in Net Assets From Operations	(7,212,140)	88,188,193

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(1,368,621)	—

Decrease in Net Assets From Distributions to Shareholders	(1,368,621)	—

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	18,278,702	19,851,146
Reinvestment of distributions	1,354,156	—
Cost of shares repurchased	(85,250,945)	(86,192,071)

Decrease in Net Assets From Fund Share Transactions	(65,618,087)	(66,340,925)

Increase (Decrease) in Net Assets	(74,198,848)	21,847,268

Net Assets:
Beginning of year	532,522,348	510,675,080
End of year*	$458,323,500	$532,522,348
* Includes undistributed net investment income of:	$71,519	$279,828

†	The Fund received $48, $477,842, $544,870 and $831,056 for Class 1, A, B and C shares, respectively, related to this distribution.

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Financial highlights

April 30, 2012

For a share of each class of beneficial interest outstanding throughout each year ended April 30:

Class 1 Shares[1]	2012	2011	2010	2009	2008
Net asset value, beginning of year	$8.63	$7.22	$4.68	$7.51	$10.36
Income (loss) from operations:
Net investment income (loss)	0.05	0.00 [2]	(0.01)	0.02	0.01
Net realized and unrealized gain (loss)	(0.05)	1.41	2.57	(2.85)	(2.86)

Total income (loss) from operations	0.00	1.41	2.56	(2.83)	(2.85)

Less distributions from:
Net investment income	(0.04)	—	(0.02)	—	—

Total distributions	(0.04)	—	(0.02)	—	—

Net asset value, end of year	$8.59	$8.63	$7.22	$4.68	$7.51
Total return[3]	0.00%[4]	19.53%	54.78%[5]	(37.68)%	(27.51)%
Net assets, end of year (000s)	$176,048	$201,704	$189,945	$138,231	$267,372
Ratios to average net assets:
Gross expenses	1.07%	1.11%	1.16%	1.16%	0.93%
Net expenses[6,7]	1.07	1.11 [8]	1.06 [8]	1.00 [8]	0.90 [8]
Net investment income (loss)	0.63	0.04	(0.16)	0.45	0.14
Portfolio turnover rate	18%	23%	22%	59%	25%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Amount represents less than $0.01 per share.
[3]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[4]	Amount represents less than 0.01%.
[5]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 53.92%.
[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[7]

As a result of an expense limitation arrangement, effective July 30, 2007, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class 1 shares did not exceed Class A shares’ total net annual operating expenses less the 12b-1 fee differential of 0.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2013 without the Board of Trustees’ consent.

[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended April 30:

Class A Shares[1]	2012	2011	2010	2009	2008
Net asset value, beginning of year	$8.57	$7.18	$4.65	$7.49	$10.36
Income (loss) from operations:
Net investment income (loss)	0.02	(0.02)	(0.03)	0.01	(0.01)
Net realized and unrealized gain (loss)	(0.04)	1.39	2.56	(2.85)	(2.86)
Proceeds from settlement of a regulatory matter	—	0.02	—	—	—

Total income (loss) from operations	(0.02)	1.39	2.53	(2.84)	(2.87)

Less distributions from:
Net investment income	(0.01)	—	(0.00)[2]	—	—

Total distributions	(0.01)	—	(0.00)[2]	—	—

Net asset value, end of year	$8.54	$8.57	$7.18	$4.65	$7.49

Total return[3]	(0.22)%	19.36%[4]	54.42%[5]	(37.92)%	(27.70)%
Net assets, end of year (000s)	$198,041	$221,353	$205,900	$144,443	$273,593

Ratios to average net assets:
Gross expenses	1.42%	1.43%	1.47%	1.54%	1.26%
Net expenses[6]	1.42	1.43	1.37 [7]	1.28 [7,8]	1.15 [7,8]
Net investment income (loss)	0.29	(0.29)	(0.47)	0.18	(0.11)
Portfolio turnover rate	18%	23%	22%	59%	25%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Amount represents less than $0.01 per share.
[3]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[4]

The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 19.08%. Class A received $477,842 related to this distribution.

[5]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 53.56%.
[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[7]	Reflects fee waivers and/or expense reimbursements.
[8]

As a result of a contractual expense limitation agreement, effective February 5, 2007 until September 1, 2008, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class A shares did not exceed 1.16%

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Financial highlights (cont’d)

April 30, 2012

For a share of each class of beneficial interest outstanding throughout each year ended April 30:

Class B Shares[1]	2012	2011	2010	2009	2008
Net asset value, beginning of year	$7.98	$6.67	$4.36	$7.06	$9.84
Income (loss) from operations:
Net investment loss	(0.05)	(0.07)	(0.07)	(0.03)	(0.08)
Net realized and unrealized gain (loss)	(0.05)	1.30	2.38	(2.67)	(2.70)
Proceeds from settlement of a regulatory matter	—	0.08	—	—	—

Total income (loss) from operations	(0.10)	1.31	2.31	(2.70)	(2.78)

Less distributions from:
Net investment income	(0.03)	—	—	—	—

Total distributions	(0.03)	—	—	—	—

Net asset value, end of year	$7.85	$7.98	$6.67	$4.36	$7.06
Total return[2]	(1.18)%	19.64%[3]	52.98%[4]	(38.24)%	(28.25)%
Net assets, end of year (000s)	$26,383	$38,933	$43,905	$36,847	$89,574
Ratios to average net assets:
Gross expenses	2.33%	2.25%	2.29%	2.25%	2.10%
Net expenses[5]	2.33	2.25	2.19 [6]	2.00 [6,7]	1.92 [6,7]
Net investment loss	(0.63)	(1.10)	(1.28)	(0.55)	(0.90)
Portfolio turnover rate	18%	23%	22%	59%	25%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 18.44%. Class B received $544,870 related to this distribution.

[4]	The total return includes gains from the settlement of security litigations. Without these gains, the total return would have been 52.06%.
[5]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[6]	Reflects fee waivers and/or expense reimbursements.
[7]

As a result of a contractual expense limitation arrangement, effective February 5, 2007 until September 1, 2008, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class B shares did not exceed 1.93%.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended April 30:

Class C Shares[1]	2012	2011	2010	2009	2008
Net asset value, beginning of year	$8.08	$6.74	$4.38	$7.09	$9.86
Income (loss) from operations:
Net investment loss	(0.01)	(0.05)	(0.05)	(0.01)	(0.07)
Net realized and unrealized gain (loss)	(0.05)	1.31	2.41	(2.70)	(2.70)
Proceeds from settlement of a regulatory matter	—	0.08	—	—	—

Total income (loss) from operations	(0.06)	1.34	2.36	(2.71)	(2.77)

Less distributions from:
Net investment income	(0.03)	—	—	—	—

Total distributions	(0.03)	—	—	—	—

Net asset value, end of year	$7.99	$8.08	$6.74	$4.38	$7.09
Total return[2]	(0.69)%	19.88%[3]	53.88%[4]	(38.22)%	(28.09)%
Net assets, end of year (000s)	$56,322	$69,656	$70,336	$55,813	$125,841
Ratios to average net assets:
Gross expenses	1.90%	1.93%	1.90%	1.86%	1.79%
Net expenses[5]	1.90	1.93	1.80 [6]	1.71 [6]	1.79
Net investment loss	(0.20)	(0.79)	(0.89)	(0.26)	(0.77)
Portfolio turnover rate	18%	23%	22%	59%	25%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 18.69%. Class C received $831,056 related to this distribution.

[4]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 52.97%.
[5]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[6]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Financial highlights (cont’d)

April 30, 2012

For a share of each class of beneficial interest outstanding throughout each year ended April 30, unless otherwise noted:

Class I Shares[1]	2012	2011	2010	2009	2008[2]
Net asset value, beginning of year	$8.65	$7.23	$4.69	$7.51	$10.26
Income (loss) from operations:
Net investment income (loss)	0.06	0.01	(0.01)	0.04	0.02
Net realized and unrealized gain (loss)	(0.05)	1.41	2.58	(2.86)	(2.77)

Total income (loss) from operations	0.01	1.42	2.57	(2.82)	(2.75)

Less distributions from:
Net investment income	(0.04)	—	(0.03)	—	—

Total distributions	(0.04)	—	(0.03)	—	—

Net asset value, end of year	$8.62	$8.65	$7.23	$4.69	$7.51
Total return[3]	0.20%	19.64%	54.76%[4]	(37.55)%	(26.80)%
Net assets, end of year (000s)	$1,530	$876	$589	$210	$99
Ratios to average net assets:
Gross expenses	1.02%	1.12%	1.17%	0.99%	0.90%[5]
Net expenses[6]	1.00 [7,8]	0.99 [7,8]	1.01 [7,8]	0.61 [7]	0.90 [5]
Net investment income (loss)	0.70	0.15	(0.14)	0.79	0.49 [5]
Portfolio turnover rate	18%	23%	22%	59%	25%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period October 2, 2007 (inception date) to April 30, 2008.
[3]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	The total return includes gains from settlement of security litigations. Without these gains, the total return would have been 54.33%.
[5]	Annualized.
[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[7]	Reflects fee waivers and/or expense reimbursements.
[8]

As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 1.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2013 without the Board of Trustees’ consent.

See Notes to Financial Statements.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason Capital Management All Cap Fund (the “Fund”) is a non-diversified separate investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. The valuations for fixed income securities (which may include, but are not limited to, corporate, government, municipal, mortgage-backed, collateralized mortgage obligations and asset-backed securities) and certain derivative instruments are typically the prices supplied by independent third party pricing services, which may use market prices or broker/dealer quotations or a variety of valuation techniques and methodologies. The independent third party pricing services’ internal models use inputs that are observable such as issuer details, interest rates, yield curves, prepayment speeds, credit risks/spreads, default rates and quoted prices for similar securities. Short-term fixed income securities that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. When the Fund holds securities or other assets that are denominated in a foreign currency, the Fund will normally use the currency exchange rates as of 4:00 p.m. (Eastern Time). If independent third party pricing services are unable to supply prices for a portfolio investment, or if the prices supplied are deemed by the manager to be unreliable, the market price may be determined by the manager using quotations from one or more broker/dealers or at the transaction price if the security has recently been purchased and no value has yet been obtained from a pricing service or pricing broker. When reliable prices are not readily available, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities as determined in accordance with procedures approved by the Fund’s Board of Trustees.

The Board of Trustees is responsible for the valuation process and has delegated the supervision of the daily valuation process to the Legg Mason North American Fund Valuation Committee (the “Valuation Committee”). The Valuation Committee, pursuant to the policies adopted by the Board of Trustees, is responsible for making fair value determinations, evaluating the effectiveness of the Fund’s pricing policies, and reporting to the Board of Trustees. When determining the reliability of third party

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements (cont’d)

pricing information for investments owned by the Fund, the Valuation Committee, among other things, conducts due diligence reviews of pricing vendors, monitors the daily change in prices and reviews transactions among market participants.

The Valuation Committee will consider pricing methodologies it deems relevant and appropriate when making fair value determinations. Examples of possible methodologies include, but are not limited to, multiple of earnings; discount from market of a similar freely traded security; discounted cash-flow analysis; book value or a multiple thereof; risk premium/yield analysis; yield to maturity; and/or fundamental investment analysis. The Valuation Committee will also consider factors it deems relevant and appropriate in light of the facts and circumstances. Examples of possible factors include, but are not limited to, the type of security; the issuer’s financial statements; the purchase price of the security; the discount from market value of unrestricted securities of the same class at the time of purchase; analysts’ research and observations from financial institutions; information regarding any transactions or offers with respect to the security; the existence of merger proposals or tender offers affecting the security; the price and extent of public trading in similar securities of the issuer or comparable companies; and the existence of a shelf registration for restricted securities.

For each portfolio security that has been fair valued pursuant to the policies adopted by the Board of Trustees, the fair value price is compared against the last available and next available market quotations. The Valuation Committee reviews the results of such back testing monthly and fair valuation occurrences are reported to the Board of Trustees quarterly.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

GAAP establishes a disclosure hierarchy that categorizes the inputs to valuation techniques used to value assets and liabilities at measurement date. These inputs are summarized in the three broad levels listed below:

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodologies used to value securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (level 3)	Total
Common stocks†	$454,269,574	—	—	$454,269,574
Short-term investments†	—	$7,313,000	—	7,313,000

Total investments	$454,269,574	$7,313,000	—	$461,582,574

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Foreign Investment risks. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in foreign currencies, may require settlement in foreign currencies or pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which affect the market and/or credit risk of the investments.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements (cont’d)

defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of April 30, 2012, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Undistributed Net Investment Income	Accumulated Net Realized Loss	Paid-in Capital
(a)	—	$(3,218)	$3,218
(b)	$(191,229)	191,229	—

(a)	Reclassifications are primarily due to the expiration of a capital loss carryover.
(b)

Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes and book/tax differences in the treatment of distributions received from certain investments.

2. Investment management agreement and other transactions with affiliates

Legg Mason Capital Management, LLC (“LMCM”) is the Fund’s investment manager and Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the sub-administrator to the Fund. Western Asset Management (“Western Asset”) manages the Fund’s cash and short-term instruments. LMCM, LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays LMCM an investment management fee, calculated daily and paid monthly, at an annual rate of 0.70% of the Fund’s average daily net assets up to $2 billion and 0.65% of the Fund’s average daily net assets in excess of $2 billion.

LMPFA provides certain administrative services to the Fund pursuant to a sub-administration agreement between LMCM and LMPFA. LMCM, not the Fund, pays LMPFA for its services as sub-administrator and Western Asset for its management of the Fund’s cash and short-term instruments.

As a result of expense limitation arrangements between the Fund and LMCM, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class 1 shares did not exceed the total net annual operating expense of Class A shares less the 12b-1 differential of 0.25%. In addition, the ratio of expenses, other than brokerage, interest, taxes and extraordinary expenses, to average net assets of Class I shares did not exceed 1.00%. These expense limitation arrangements cannot be terminated prior to December 31, 2013 without the Board of Trustees’ consent.

During the year ended April 30, 2012, fees waived and/or expenses reimbursed amounted to $244.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements (cont’d)

The investment manager is permitted to recapture amounts waived or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expenses incurred. In no case will the investment manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of other shares of funds sold by LMIS, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For purchases made after August 1, 2012, the CDSC will apply to the redemption of Class A shares within 18 months of purchase.

For the year ended April 30, 2012, LMIS and its affiliates received sales charges of approximately $64,000 on sales of the Fund’s Class A shares. In addition, for the year ended April 30, 2012, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$38,000	$2,000

*	Amount represents less than $1,000.

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of their fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Assets and Liabilities under Trustees’ fees payable and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2006. This change had no effect on fees previously deferred. As of April 30, 2012, the Fund had accrued $1,851 as deferred compensation payable.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended April 30, 2012, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$80,481,159
Sales	140,747,060

At April 30, 2012, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$103,603,252
Gross unrealized depreciation	(34,753,772)

Net unrealized appreciation	$68,849,480

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended April 30, 2012, the Fund did not invest in any derivative instruments.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements (cont’d)

5. Class specific expenses, waivers and/or expense reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively. Service and distribution fees are accrued daily and paid monthly.

For the year ended April 30, 2012, class specific expenses were as follows:

	Service and/or Distribution Fees	Transfer Agent Fees
Class 1	—	$546,213
Class A	$478,471	778,245
Class B	306,172	176,068
Class C	574,559	82,669
Class I	—	2,731

Total	$1,359,202	$1,585,926

For the year ended April 30, 2012, waivers and/or expense reimbursements by class were as follows:

Waivers/Expense Reimbursements
Class 1	—
Class A	—
Class B	—
Class C	—
Class I	$244

Total	$244

6. Distributions to shareholders by class

Year Ended April 30, 2012
Net Investment Income:
Class 1	$757,526
Class A	236,789
Class B	133,433
Class C	235,169
Class I	5,704

Total	$1,368,621

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements (cont’d)

7. Shares of beneficial interest

At April 30, 2012, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended April 30, 2012		Year Ended April 30, 2011
	Shares	Amount	Shares	Amount
Class 1
Shares sold	4,923	$42,970	—	—
Shares issued on reinvestment	100,468	757,526	—	—
Shares repurchased	(3,006,634)	(23,834,569)	(2,929,238)	$(21,504,543)

Net decrease	(2,901,243)	$(23,034,073)	(2,929,238)	$(21,504,543)

Class A
Shares sold	2,018,351	$16,009,315	2,139,387	$15,547,109
Shares issued on reinvestment	31,167	233,755	—	—
Shares repurchased	(4,684,333)	(36,683,192)	(4,996,042)	(36,426,195)

Net decrease	(2,634,815)	$(20,440,122)	(2,856,655)	$(20,879,086)

Class B
Shares sold	43,882	$332,641	374,799	$2,551,302
Shares issued on reinvestment	18,072	131,382	—	—
Shares repurchased	(1,580,192)	(11,693,030)	(2,080,350)	(14,132,453)

Net decrease	(1,518,238)	$(11,229,007)	(1,705,551)	$(11,581,151)

Class C
Shares sold	137,000	$1,016,053	172,844	$1,209,111
Shares issued on reinvestment	30,774	227,421	—	—
Shares repurchased	(1,735,905)	(12,765,681)	(1,995,342)	(13,749,010)

Net decrease	(1,568,131)	$(11,522,207)	(1,822,498)	$(12,539,899)

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements (cont’d)

	Year Ended April 30, 2012		Year Ended April 30, 2011
	Shares	Amount	Shares	Amount
Class I
Shares sold	109,750	$877,723	68,090	$543,624
Shares issued on reinvestment	539	4,072	—	—
Shares repurchased	(34,018)	(274,473)	(48,321)	(379,870)

Net increase	76,271	$607,322	19,769	$163,754

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended April 30, was as follows:

	2012	2011
Distributions Paid From:
Ordinary income	$1,368,621	—

As of April 30, 2012, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$127,801
Capital loss carryforward*	(423,163,297)

Other book/tax temporary differences(a)	(56,282)

Unrealized appreciation (depreciation)(b)	68,850,964

Total accumulated earnings (losses) — net	$(354,240,814)

*	During the taxable year ended April 30, 2012, the Fund utilized $30,853,998 of its capital loss carryforward available from prior years. As of April 30, 2012, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
4/30/2017	$(248,587,421)
4/30/2018	(174,575,876)
$(423,163,297)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.
(b)

The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales and book/tax differences in the treatment of partnership interests.

9. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including Smith Barney Fund Management LLC (“SBFM”) and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Notes to financial statements (cont’d)

Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against Citigroup Asset Management, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. On June 9, 2011, the Court of Appeals issued a Summary Order affirming the District Court’s dismissal of all claims with the exception of Plaintiffs’ Section 36(b) claim as it relates to Transfer Agent fees paid to an affiliate of the Managers. The case has been remanded to the District Court for further proceedings in accordance with the Summary Order.

Plaintiffs agreed to dismiss the case, and a Stipulation of Dismissal with Prejudice was filed with the court on October 20, 2011, terminating the litigation.

10.	Recent accounting pronouncement

In May 2011, the Financial Accounting Standards Board issued Accounting Standard Update No. 2011-04, Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU No. 2011-04”). ASU No. 2011-04 establishes common requirements for measuring fair value and for disclosing information about fair value measurements. ASU No. 2011-04 is effective during interim and annual periods beginning after December 15, 2011. Management has evaluated ASU No. 2011-04 and concluded that it does not materially impact the financial statement amounts; however, as required, additional disclosure has been included about fair value measurement.

Legg Mason Capital Management All Cap Fund 2012 Annual Report

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of Legg Mason Capital Management All Cap Fund, a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of April 30, 2012, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of April 30, 2012, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Capital Management All Cap Fund as of April 30, 2012, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

June 15, 2012